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                                                                    EXHIBIT 12.2

 COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED
     STOCK DIVIDENDS OF TEXACO ON A TOTAL ENTERPRISE BASIS (UNAUDITED)
           FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND FOR
                 EACH OF THE FIVE YEARS ENDED DECEMBER 31, 1997
                             (MILLIONS OF DOLLARS)

                                                             FOR THE NINE
                                                             MONTHS ENDED                 YEARS ENDED DECEMBER 31,
                                                             SEPTEMBER 30,  -----------------------------------------------------
                                                                 1998         1997       1996       1995      1994(A)    1993(A)
                                                             -------------  ---------  ---------  ---------  ---------  ---------
Income from continuing operations, before provision or
  benefit for income taxes and cumulative effect of
  accounting changes effective 1-1-95......................    $   1,178    $   3,514  $   3,450  $   1,201  $   1,409  $   1,392
Dividends from less than 50% owned companies more or (less)
  than equity in net income................................           (3)         (11)        (4)         1         (1)        (8)
Minority interest in net income............................           43           68         72         54         44         17
Previously capitalized interest charged to income during
  the period...............................................           12           25         27         33         29         33
                                                                  ------    ---------  ---------  ---------  ---------  ---------
Total earnings.............................................        1,230        3,596      3,545      1,289      1,481      1,434
                                                                  ------    ---------  ---------  ---------  ---------  ---------
Fixed charges and preferred stock dividends: Items charged
  to income:
    Interest charges.......................................          490          528        551        614        594        546
    Interest factor attributable to operating lease
      rentals..............................................           68          112        129        110        118         91
    Preferred stock dividends of subsidiaries guaranteed by
      Texaco Inc...........................................           26           33         35         36         31          4
                                                                  ------    ---------  ---------  ---------  ---------  ---------
        Total items charged to income......................          584          673        715        760        743        641
Interest capitalized.......................................           18           27         16         28         21         57
Interest on ESOP debt guaranteed by Texaco Inc.............            3            7         10         14         14         14
Preferred stock dividends (b)..............................           40           56         54         51         85         82
                                                                  ------    ---------  ---------  ---------  ---------  ---------
Total combined fixed charges and preferred stock
  dividends................................................          645          763        795        853        863        794
                                                                  ------    ---------  ---------  ---------  ---------  ---------
Earnings available for payment of combined fixed charges
  and preferred stock dividends
  (Total earnings and total items charged to income).......    $   1,814    $   4,269  $   4,260  $   2,049  $   2,224  $   2,075
                                                                  ------    ---------  ---------  ---------  ---------  ---------
                                                                  ------    ---------  ---------  ---------  ---------  ---------
Ratio of earnings to combined fixed charges and preferred
  stock dividends of Texaco on a total enterprise basis....         2.81         5.60       5.36       2.40       2.58       2.61
                                                                  ------    ---------  ---------  ---------  ---------  ---------
                                                                  ------    ---------  ---------  ---------  ---------  ---------
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(a) Excludes discontinued operations.

(b) Preferred stock dividend requirements have been adjusted to reflect the pre-tax earnings which would be required to cover the Series C Variable Rate
    Cumulative Preferred Stock (redeemed on September 30, 1994), Series E
    Variable Rate Cumulative Preferred Stock (exchanged for Common Stock on
    November 8, 1994) and Market Auction Preferred Shares dividends and to exclude the interest portion of the Series B and Series F ESOP Convertible
    Preferred Stock dividends.